Exhibit 99.1

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is not material and would be competitively harmful if publicly disclosed.

THIS FIRST AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made as of this 10th day of May, 2019 (“Amendment Effective Date”), by and between Ovid Therapeutics Inc., with offices located at 1460 Broadway, Suite 15021, New York, NY 10036 (“Ovid”), and H. Lundbeck A/S, having a place of business located at Ottiliavej 9, DK 2500 Valby, Denmark (“Lundbeck”).

WHEREAS, Ovid and Lundbeck previously entered into a certain License Agreement, dated as of March 25, 2015 relating to Gaboxadol (the “Agreement”), with capitalized terms used herein, if not otherwise defined, having the same meaning ascribed to them as in the Agreement; and

WHEREAS, Ovid and Lundbeck desire to amend certain term of the Agreement;

NOW, THEREFORE, in exchange for mutual consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Amendments.

1.1The title heading between Sections 2.3 and 2.4, “Right of First Negotiation” shall be amended to remove the title heading and Sections 2.4, 2.5, 2.6, 2.7 and 2.8 are hereby deleted in their entirety, removing the obligation for the Right of First Negotiation.

1.2Sections 4.2, and 4.3 Development Milestones.  Sections 4.2 and 4.3 of the Agreement are hereby amended, and restated as follows:

4.2

Upon Successful Completion of the first Phase III Clinical Trial for Product (the “Development Milestone Event”), Ovid shall pay to Lundbeck One Million Dollars (USD 1,000,000) (the “Development Milestone Amount”).

4.3

Payment of the Development Milestone Amount is due [*] after [*]. The Development Milestone Amount shall only be payable once no matter how many times the Development Milestone Event occurs and no more than One Million Dollars (USD 1,000,000) shall be payable under Sections 4.2 and 4.4.

1.3Section 4.5 and 4.6 Regulatory Milestones.  Sections 4.5 and 4.6 of the Agreement shall be amended and restated as follows:

4.5

Ovid shall make each of the milestone payments set forth below (each, a “Regulatory Milestone Amount”) upon the first occurrence of the corresponding regulatory milestone event after the Effective Date with respect to Product (each, a “Regulatory Milestone Event”):

Event Amount

[*][*]

4.6	Each of the above Regulatory Milestone Amounts shall only be payable once no matter how many times each Regulatory Milestone Event occurs and no more than [*] shall be payable under Section 4.5.

1.4Sections 4.9 and 4.10.  Sales Milestones.  Sections 4.9 and 4.10 of the Agreement shall be amended and restated as follows:

4.9

Ovid shall make each of the milestone payments set forth below (each, a “Sales Milestone Amount”) upon the first occurrence of the corresponding sales milestone event (each, a “Sales Milestone Event”):

Event	Amount
First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]
First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]
First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]
First time aggregate Net Sales of all Products in the Territory in a Calendar Year exceed [*]	[*]

4.10	Each of the above Sales Milestone Amounts shall only be payable once no matter how many times each Sales Milestone Event occurs and no more than [*] shall be payable under Section 4.9.

1.5The title heading between Sections 4.12 and 4.13, “Royalties Outside of Asian Markets” shall be amended and restated as follows, “Royalties”.

1.6Sections 4.13, 4.14, 4.15, 4.16 and 4.17.  Sections 4.13, 4.14, 4.15, 4.16 and 4.17 of the Agreement shall be amended and restated as follows:

4.13	Ovid shall pay to Lundbeck the following tiered royalties based on accumulated Net Sales for all Products in the Territory in a Calendar Year as set forth below:

Annual Net Sales Royalty Percentage

The portion of Net Sales for all Products in a Calendar [*]%

Year up to and including [*]

The portion of Net Sales for all Products in a Calendar [*]%

Year including or exceeding [*] but less

Than or equal to [*]

The portion of Net Sales for all Products in a Calendar [*]%

Year including or exceeding [*]

4.14Intentionally Omitted.

4.15 Intentionally Omitted.

4.16 Intentionally Omitted.

4.17 Intentionally Omitted.

All references to Sections 4.14, 4.15, 4.16 and 4.17 elsewhere in the Agreement shall be considered void and deleted.

1.7Section 4.19.   Section 4.19 of the Agreement shall be amended and restated as follows:

4.19

If at any time Generic Product Competition exists in a given country with respect to a Product, then the royalty rate with respect to sales of such Product in such country shall be reduced (prior to giving effect to any reductions set forth in Sections 4.15 and 4.20) to [*]. For clarity, if Generic Product Competition ceases to exist then the royalty rates shall no longer be reduced.

2.	Miscellaneous.

2.1General.  Other than the provision contained in this Amendment, the terms of the Agreement shall remain in full force and effect.  This Amendment sets forth the entire agreement with respect to the foregoing, and taken together with the Agreement, constitutes the entire understanding of the parties with respect to the subject matter hereof.

2.2Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be considered an original, and all of which, when taken together, shall constitute one and the same document.

[Signature Page Follows]

Exhibit 99.1

[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, this Amendment is hereby entered into and agreed to by the parties as of the execution date first written above.

OVID THERAPEUTICS INC.

By: /s/ Thomas M. Perone

Name: Thomas M. Perone

Title: General Counsel

LUNDBECK:

By: /s/ Deborah Dunsire

Name: Deborah Dunsire

Title: CEO

By: /s/ Keld JØrgensen

Name: Keld JØrgensen

Title: CBO